Frontier Financial Corporation Announces Outstanding Third Quarter 2005 Results; Earnings Up 23.5%, Driven by Margin Expansion

EVERETT, WA -- 10/20/2005 -- Frontier Financial Corporation (NASDAQ: FTBK) today announced earnings for the third quarter ended September 30, 2005. Net income increased 23.5% to $13.6 million compared with net income of $11.0 million in 2004, as a result of an increase in net interest income in 2005. On a diluted per share basis, third quarter net income for 2005 was $.48 per share compared with $.39 in 2004, an increase of 23.1%, adjusted for the 3-for-2 stock split as of May 16, 2005. Return on average assets and return on average equity were 2.14% and 19.33%, compared to 2.00% and 18.51%, for last year.

Michael J. Clementz, President and CEO of Frontier Financial Corporation, said, "We achieved outstanding third quarter earnings and loan growth. Loans increased by $366.7 million, or 18.9% since September 30, 2004 and increased $106.7 million, or 4.8% for the third quarter 2005. Our year-to-date loan growth of $332.1 million exceeds our loan growth for the entire year of 2004 which was $206.3 million. The robust loan growth in 2005 is being driven by the residential real estate construction and land development market in the Puget Sound, which continued to be strong in the third quarter."

John J. Dickson, CEO of Frontier Bank stated, "We are extremely pleased with the results of the third quarter. Our tax equivalent net interest margin expanded to 5.56% and was driven by the increased yields on variable rate loans, coupled with average balances of noninterest bearing deposits increasing 18.5% year over year. The cost of funds increased at slower rate than the increase in earning assets."

Highlights

    For the third quarter 2005:
--  Third quarter earnings of $13.6 million, up 23.5% from the third quarter 2004 of $11.0 million.
--  Fully diluted second quarter earnings per share increased 23.1% to
    $.48 from $.39 a year ago.
--  Tax equivalent net interest margin up to 5.56% in the third quarter from 5.15% for the third quarter of 2004.
--  Efficiency ratio continues as one of the industry's best at 40% for the third quarter.
--  Return on average equity of 19.33% for the third quarter up from
    18.51% for third quarter 2004.
--  Return on average assets of 2.14% for the third quarter, compared to
    2.00% for third quarter 2004.
--  Nonperforming assets of .01% for the third quarter down from .74% for third quarter 2004.

    For the first nine months ended September 30, 2005:
--  Year-to-date earnings of $37.3 million, up 18.0% from $31.6 million for the same period 2004.
--  Fully diluted year-to-date earnings per share increased 17.0% to $1.31 from $1.12 a year ago.
--  Year-to-date tax equivalent net interest margin up to 5.38% from 5.07%
    a year ago.
--  Efficiency ratio continues as one of the industry's best at 41% for year-to-date 2005 and 42% for year-to-date 2004.
--  Year-to-date return on average equity of 18.42%, compared to 18.29%
    for the same time period 2004.
--  Year-to-date return on average assets of 2.05%, compared to 1.96% a year ago.
Asset Quality

As of September 30, 2005 nonperforming assets were .01% of total assets compared to .74% a year ago, and .27% at June 30, 2005. Nonaccruing loans decreased to $366 thousand at September 30, 2005 down from $15.4 million at September 30, 2004. During the third quarter, the largest nonaccruing loan totaling $6.0 million was paid off, resulting in a recovery of the total principal of the loan. Other real estate owned decreased from $1.0 million as of September 30, 2004 to zero as of September 30, 2005. The ratio of loans past due over 30 days was .15% of total loans at September 30, 2005, a new low since December 1999. "We are exceptionally pleased with the credit quality of our loan portfolio, as evidenced by our low rate of nonperfoming assets and delinquencies," said Lyle E. Ryan, President of Frontier Bank.

During the third quarter of 2005, the Corporation provided $1.4 million for loan losses as compared to $1.0 million for the third quarter of 2004. The total allowance for loan losses stood at $36.4 million, or 1.57% of total loans outstanding compared to $31.6 million, or 1.62% of total loans outstanding for the same time period last year. For the nine months ended September 30, 2005 and 2004, net loan charge offs amounted to a net recovery of $356 thousand, and net charge-off's of $481 thousand, respectively.

Third Quarter 2005 Operating Results

Operating Results

Net interest income for the third quarter 2005 was $33.1 million, an increase of $6.5 million, or 24.3%, compared to $26.6 million for the prior year's third quarter.

Frontier's tax equivalent net interest margin increased to 5.56% for the third quarter 2005, compared to 5.15% in the third quarter of 2004, and increased from 5.40% at the quarter ended June 30, 2005. The yield on earning assets increased 97 basis points to 7.76% in the third quarter from 6.79% in the third quarter 2004, and increased 15 bps from 7.61% in the quarter ended June 30, 2005. The cost of funds increased 78 basis points to 2.89% in the third quarter 2005 from 2.11% in the third quarter 2004, and increased 12 bps from 2.77% in the quarter ended June 30, 2005. Approximately 50% of the Corporation's loans are variable rate (immediately repriceable) and 14% are adjustable rate, which reprice within three months to five years, depending on the index.

Total noninterest income increased $181 thousand in the third quarter of 2005, or 5.6% from a year ago. Service charges decreased $145 thousand, or 11.7% to $1.1 million. The decline in service charges was primarily due to decreased NSF/OD fees of $97 thousand and business service charges declining $40 thousand. Business service charges continue to be impacted by increased earnings credit rates. Other noninterest income increased $174 thousand or 9.7% in the current quarter due to the receipt of a payment of $195 thousand on the sale of the Bank's merchant bankcard portfolio in the fourth quarter of 2004. One future payment of $50 thousand remains scheduled for the third quarter 2006.

Total noninterest expense increased $2.2 million to $14.6 million, up 18.0%, for the quarter ending September 30, 2005, compared with the same period last year. Salaries and benefits increased $1.2 million or 14.9% as a result of various staff and branch additions over the past year.

Year to Date Performance Ratios

The annualized return on average assets for the year was 2.05% compared to 1.96% in 2004. The annualized return on average shareowners' equity was 18.42% in 2005 and 18.29% in 2004. Frontier's efficiency ratio for 2005 was 41% compared to 42% for the prior year, continuing to be one of the lowest efficiency ratios in the industry. This is well below that of the peer average of 56% as of December 31, 2004 as reported by the FDIC.

Balance Sheet and Capital Management

At September 30, 2005 Frontier's total assets were $2.58 billion, and deposits totaled $2.02 billion, an increase of 15.4% and 13.4% respectively, compared to the prior year. Net loans of $2.27 billion and investments of $118.9 million reflected an increase of 18.9% and a decrease of 22.4%, respectively.

The capital of the Corporation at September 30, 2005 was $286.0 million, up from $241.9 million a year ago, or an increase of 18.2%. Frontier began paying cash dividends to shareowners in 1999. Weighted average year-to-date diluted shares totaled 28,442,195 for 2005 versus 28,096,782 for 2004. Frontier declared a 3-for-2 stock split to shareowners of record as of May 2, 2005, and paid on May 16, 2005. Clementz stated, "The previously announced fourth quarter 2005 cash dividend of $.165 per share, an increase of 24.1% over the fourth quarter 2004, representing the 24th consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, October 24, 2005."

Branch Additions

Frontier opened its 41st office in Lynden, Washington in late September. This branch will complement the two offices that are presently located in the Bellingham, Washington area.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2004 Form 10-K.

              FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF INCOME

(In thousands, except
 for per share amounts)    Three Months Ended        Nine Months Ended
                         September    September    September    September
                             30,          30,          30,          30,
                            2005         2004         2005         2004
                         ----------   ----------   ----------   ----------
INTEREST INCOME
  Interest and fees
   on loans              $   45,459   $   33,744   $  124,370   $   97,206
  Interest on
   investments                1,304        1,612        3,947        5,446
                         ----------   ----------   ----------   ----------
    Total interest
     income                  46,763       35,356      128,317      102,652
                         ----------   ----------   ----------   ----------
INTEREST EXPENSE
  Interest on deposits       10,792        6,571       28,619       19,213
  Interest on borrowed
   funds                      2,841        2,141        8,035        6,347
                         ----------   ----------   ----------   ----------
    Total interest
     expense                 13,633        8,712       36,654       25,560
                         ----------   ----------   ----------   ----------
Net interest income          33,130       26,644       91,663       77,092
                         ----------   ----------   ----------   ----------
PROVISION FOR LOAN
 LOSSES                      (1,400)      (1,000)      (3,300)      (2,500)
                         ----------   ----------   ----------   ----------
Net interest income
 after provision for
 loan losses                 31,730       25,644       88,363       74,592
                         ----------   ----------   ----------   ----------
NONINTEREST INCOME
  Provision for loss on
   equity investment             (2)           -         (210)           -
  Gain on sale of
   securities                     -           10            -           27
  Gain on sale of
   secondary mortgage
   loans                        364          200          920          736
  Service charges on
   deposit accounts           1,093        1,238        3,330        3,771
  Other noninterest
   income                     1,962        1,788        5,993        5,414
                         ----------   ----------   ----------   ----------
    Total noninterest
     income                   3,417        3,236       10,033        9,948
                         ----------   ----------   ----------   ----------
NONINTEREST EXPENSE
  Salaries and employee
   benefits                   9,256        8,056       26,495       23,463
  Occupancy expense           1,867        1,618        5,507        5,230
  State business taxes          545          438        1,491        1,306
  Other noninterest
   expense                    2,903        2,237        8,599        6,741
                         ----------   ----------   ----------   ----------
    Total noninterest
     expense                 14,571       12,349       42,092       36,740
                         ----------   ----------   ----------   ----------
INCOME BEFORE INCOME TAX     20,576       16,531       56,304       47,800

PROVISION FOR INCOME TAX     (6,998)      (5,534)     (19,021)     (16,214)
                         ----------   ----------   ----------   ----------
    NET INCOME           $   13,578   $   10,997   $   37,283   $   31,586
                         ==========   ==========   ==========   ==========
Weighted average number
 of shares outstanding
 for the period          28,372,658   27,953,168   28,285,610   27,927,299
Basic earnings
 per share               $     0.48   $     0.39   $     1.32   $     1.13
                         ==========   ==========   ==========   ==========
Weighted average number
 of diluted shares
 outstanding for period  28,554,847   28,128,825   28,442,195   28,096,782
Diluted earnings
 per share               $     0.48   $     0.39   $     1.31   $     1.12
                         ==========   ==========   ==========   ==========
Efficiency ratio                 40%          41%          41%          42%
Return on average assets       2.14%        2.00%        2.05%        1.96%
Return on average equity      19.33%       18.51%       18.42%       18.29%
Net interest margin            5.52%        5.11%        5.35%        5.04%
TE Effect                      0.04%        0.04%        0.03%        0.03%
                         ----------   ----------   ----------   ----------
*TE Net interest margin        5.56%        5.15%        5.38%        5.07%
                         ==========   ==========   ==========   ==========

* Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

              FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET

(In thousands, except shares)
                                      September     December    September
                                          30,          31,          30,
ASSETS                                   2005         2004         2004
                                      ----------   ----------   ----------
Cash & due from banks                 $   97,912   $   70,851   $   77,357
Federal funds sold                         3,004        5,946       22,656
Securities:
    Available for sale-fair value        111,460      145,917      142,664
    Held to maturity-amortized cost        7,416        7,534       10,515
                                      ----------   ----------   ----------
      Total securities                   118,876      153,451      153,179

Loans receivable:
  Held for sale, fair value $5,887,
   $3,904, and $3,428                      5,793        3,813        3,382
  Held for portfolio, net of
   unearned income                     2,304,378    1,974,239    1,940,055
  Less allowance for loan losses         (36,384)     (32,728)     (31,569)
                                      ----------   ----------   ----------
      Net loans                        2,273,787    1,945,324    1,911,868
Premises & equipment, net                 29,814       29,226       29,475
Other real estate owned                        -            -        1,013
Intangible assets                          6,476        6,476        6,476
Federal Home Loan Bank stock              14,154            -            -
Bank owned life insurance                 17,948       17,400       17,220
Other assets                              15,751       14,722       13,806
                                      ----------   ----------   ----------
    TOTAL ASSETS                      $2,577,722   $2,243,396   $2,233,050
                                      ==========   ==========   ==========
LIABILITIES
Deposits:
  Noninterest bearing                 $  388,241   $  313,275   $  309,679
  Interest bearing                     1,635,629    1,482,567    1,474,758
                                      ----------   ----------   ----------
    Total deposits                     2,023,870    1,795,842    1,784,437
Federal funds purchased and
 securities sold under repurchase
 agreements                               14,597       10,205        8,762
Federal Home Loan Bank advances          240,075      175,088      185,092
Other liabilities                         13,192        8,031       12,868
                                      ----------   ----------   ----------
    TOTAL LIABILITIES                  2,291,734    1,989,166    1,991,159
                                      ----------   ----------   ----------
SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized           131,296      124,617      121,093
Retained earnings                        150,514      126,216      117,904
Accumulated other comprehensive
 income, net of tax effect                 4,178        3,397        2,894
                                      ----------   ----------   ----------
    TOTAL SHAREOWNERS' EQUITY            285,988      254,230      241,891
                                      ----------   ----------   ----------
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY                  $2,577,722   $2,243,396   $2,233,050
                                      ==========   ==========   ==========
Shares outstanding at end of period   28,414,845   28,117,778   27,970,146

Book value                                 10.06         9.04        $8.65
Tangible book value                         9.84         8.81         8.42

FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98204

Contact:
Michael J. Clementz
Frontier Financial Corporation
President & CEO
360-598-8003

John J. Dickson
Frontier Bank
CEO
425-514-0700

Lyle Ryan
Frontier Bank
President & COO
425-514-0700